Exhibit 99.1

PolarityTE, Inc. Announces Exercise of Warrants for Gross Proceeds of $7.67 Million

SALT LAKE CITY, UT, January 22, 2021 – PolarityTE, Inc. (Nasdaq: PTE), a company focused on transforming the lives of patients by discovering, designing, and developing a range of regenerative tissue products and biomaterials, today announced the agreement by an accredited investor to exercise certain warrants to purchase up to an aggregate of 10,688,043 shares of common stock having an exercise price of $0.624 issued by the company in December 2020. The shares of common stock issuable upon exercise of the warrants are registered pursuant to a registration statement on Form S-3 (File No. 333-229584). In consideration for the immediate exercise of the warrants for cash, the company will sell to the exercising holder an additional warrant pursuant to the registration statement. The new warrant will be exercisable into an aggregate of up to 8,016,033 shares of common stock at an exercise price of $1.20 per share and a term of exercise equal to five years. The purchase price of the additional warrant will be $1,002,004, or $0.125 per warrant share.

The gross proceeds to the company from the exercise of the warrants and the sale of the additional warrants are expected to be $7,671,343, prior to deducting placement agent fees and estimated offering expenses.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The Company currently intends to use the net proceeds from the offering for working capital and general corporate purposes.

The securities described above are being offered by PolarityTE pursuant to a “shelf” registration statement on Form S-3 (File No. 333-229584) previously filed with the U.S. Securities and Exchange Commission (“SEC”) on February 8, 2019 and declared effective by the SEC on February 22, 2019. Such securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and the accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Alternatively, when available, electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained from H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, NY 10022, by email at placements@hcwco.com or by phone at (646) 975-6996.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing, and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic, and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative methods are intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions and include statements about the completion of the warrant exercise transaction, the satisfaction of customary closing conditions related to the closing of that transaction and the intended use of net proceeds from the offering. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are trademarks or registered trademarks of PolarityTE, Inc.

Contacts

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com
(385) 315-0697